FOR IMMEDIATE RELEASE

MANARIS CORPORATION REPORTS POSITIVE OPERATING CASH FLOW FOR THIRD QUARTER
Avensys achieves record revenues of $4.4 Million; Net operating loss narrows to $0.17 Million

Montreal - May 10, 2007 - Manaris Corporation (OTCBB: MANS, Frankfurt WKN: A0F5LD), the publicly-traded holding company of Avensys Inc, a leading manufacturer and distributor of fiber optic components and integrator of instrumentation and turn-key systems for environmental monitoring, today reported that revenue for the third quarter ended March 31, climbed 57.4% to $4.6 million from $2.9 million in the same quarter in 2006. As expected, the company reported an operating loss of $0.17 million, substantially less than the operating loss of $5.6 million in the year-earlier period and narrowed sequentially from the $1.1 million operating loss recorded in the second quarter ended December 31, 2006.

Manaris generated positive cash flows from operations of $0.32 million, excluding changes in operating assets and liabilities. This compared to a negative cash flow of $1.1 million for the same period the previous year.

President and Chief Executive Officer John Fraser of Manaris Corp said, “This quarter has been an important inflection point for the company, as we have started to turn the corner. I’m pleased that we have been able to achieve positive cash flow from operating activities for the third quarter, excluding changes in operating assets and liabilities, despite the restructuring of the businesses that we have implemented during the past year. We are witnessing a sustainable demand for our products and services in the marketplace and are encouraged by these results.”

Segment Breakdown

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Avensys Inc. generated record revenue of $4.4 million during the third quarter compared to $2.7 million reported during the same period a year ago. During the quarter, undersea telecom components, DPSK demodulators as well as fiber laser components developed by our sister company ITF labs, were the product lines that generated the most growth for Avensys Technology. In addition, Avensys Solutions, our environment monitoring division, always benefits from a seasonal peak in March, combined with a 10% year over year growth.

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C-Chip reported a profit of $75,426 in the third quarter from revenue royalties. C-Chip recorded royalties income of $155,091and $216,666 for the three and nine month periods, ended March 31, 2007, respectively.

For the nine months, ended March 31, 2007 consolidated revenue gained 87% to $13.2 million. Net loss for the period was $1.7 million compared to a net loss of $12.0 million for the same period a year ago.

Martin d’Amours, president and chief executive officer of Avensys Inc, said, “We believe that the initiatives we have taken and our continued focus on Avensys as our primary growth driver, our strong product offering, innovative technological sophistication through ITF Labs and current market conditions will result in building sustainable and profitable growth going forward.”

Fraser continued, “We are on target with our business plan and our results so far are demonstrating the value of our business strategy, our ability to bring world-class management techniques to our core operations and our ability to execute the business strategy we have outlined.”

In conjunction with the earnings release, Manaris Corp will host a conference call with John Fraser, president and CEO, and Tony Giuliano, chief financial officer. The call will take place tomorrow, Friday May 11 at 10:00 am (EST) and will be simultaneously broadcast live over the Internet at www.manariscorp.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of the live call.

Those who would like to participate on the conference call should dial +1-877-407-8033 (US and Canada) and +1-201-689-8033 (International).

A replay of the call will be available on the Company’s Web site or by dialing +1-877-660-6853 (US and Canada) and +1-201-612-7415 (International). When prompted please enter access code, 286 and conference ID 241012. The replay will be available for two weeks following the event.

About Manaris Corporation
Manaris operates two wholly-owned subsidiaries. Our Avensys subsidiary, through its manufacturing division Avensys Technologies, designs, manufactures, distributes, and markets high reliability optical components and modules as well as FBGs for the telecom market and high power devices and sub-assemblies for the industrial market. Avensys is also a pioneer in the development of packaged fiber-based sensors and possesses leading edge intellectual property. Avensys Solutions, is an industry leader in providing environmental monitoring solutions for air, water and soil, as well as geostructure in the Canadian. Our other subsidiary, C-Chip Technologies Corporation (North America) licensed its technology to its technology partner iMetrik Inc, whereby, C-Chip will receive royalties from iMetrik for its worldwide sales of GSM-based “locate and disable” products into the “Buy Here Pay Here” (BHPH) used car market

Forward-Looking Statements:
Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

For more information, please contact:

Trúc Nguyen, Deputy Managing Director
The Global Consulting Group
T: +1-646-284-9418
E: tnguyen@hfgcg.com